Exhibit 99.1

          EvergreenBancorp, Inc. Announces 25.8% Improvement
                      in Second Quarter Earnings

    SEATTLE--(BUSINESS WIRE)--July 30, 2004--EvergreenBancorp, Inc. (OTCBB:EVGG) today announced second quarter earnings of $280.1 thousand, a 25.8% improvement over 2003 second quarter earnings of $222.7 thousand. Year-to-date earnings are $565.6 thousand compared to $520.8 thousand, an 8.6% increase over 2003.
    President and CEO Gerry Hatler said, "We are pleased with the solid performance for the quarter. The results reflect much of the work that has gone on over the past couple of years, including closely managing the growth in our expenses and the restructuring of our balance sheet in this historic low interest rate environment."
    Non-interest expenses for the company year to date have increased a modest 3.8%. These include an expense related to other real estate owned that was recorded in the first quarter. Excluding this non-recurring expense, non-interest expenses have grown just 0.6% year over year.
    Earnings per diluted share were at $.23 for the quarter compared to $.19 in 2003 reflecting the improved earnings.
    Hatler added, "We have managed overall growth in operating expenses and grown our balance sheet by more than 12% since June 30, 2003. This combination reflects the hard work and dedication of each of our employees." The company's total assets grew to $195.3 million compared to $174.0 million at the end of the second quarter in 2003, an increase of 12.2%. Loan totals reached $138.4 million compared to $119.1 million at the same time last year, an increase of 16.1%. Deposits grew to $158.4 million versus $133.9 million in 2003, an increase of 18.3%.
    The company's growth is also underscored by the improvement in the overall quality of the loan portfolio. Hatler explained, "During the quarter, we successfully closed a sale of the other real estate owned we foreclosed late in the fourth quarter 2004 without incurring any additional charges to earnings." Non-performing loans as a percent of total loans fell to .24% at the end of the second quarter compared to ..85% at June 30, 2003. The allowance for loan losses ended at 1.25% at the end of June compared to 1.35% at the end of June last year. This level of reserves reflects a combination of the improvement in the overall quality of the loan portfolio as well as the significant growth in the dollars outstanding in the portfolio.

    Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle Washington. EvergreenBank is one of the few locally owned, independent community banks left in the Puget Sound region and offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; financial planning and investment services; Internet banking; and merchant credit card processing services.
    The EvergreenBank brand of friendly, attentive, "once and done" customer service is one of the reasons customers remain loyal to the bank. Many have banked with EvergreenBank for 30 years or more. EvergreenBank operates four full-service branch offices located in Downtown Bellevue, Lynnwood, Federal Way, and Downtown Seattle. Visit www.evergreenbank.com or www.evergreenbancorp.com to learn more.



    CONTACT: EvergreenBancorp, Inc.
             Bill Filer, 206-628-4263
             bill.filer@evergreenbank.com
             or
             For EvergreenBancorp, Inc.
             Nancy S. Juetten, 425-641-5214
             nancy@nsjmktg.com